Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-72508, 33-85766, 33-37641 of Micro Component Technology, Inc. on Form S-8 of our report dated February 18, 2002 on the consolidated financial statements of Micro Component Technology, Inc. appearing in this Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 25, 2002